Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 (File No. 333-135892) of our report dated July 21, 2005, on our audits of the consolidated financial statements of First Bancorp of Indiana, Inc. We also consent to the references to our firm under the caption “Experts”.

/s/ BKD, LLP

Evansville, Indiana
July 31, 2006